ROFIN-SINAR admitted to trade on the German Neuer Markt


Plymouth, MI / Hamburg, Germany, June 25, 2001 - ROFIN-SINAR Technologies, Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high performance laser beam sources and laser based solutions, announced today that the Deutsche Borse has now admitted the shares of the Company to be traded on the Neuer Markt.

As previously announced, the Company applied in early June for a secondary listing of its shares on the German Neuer Markt. It is anticipated that trading will commence on July 2, 2001. Rofin-Sinar will continue to be traded on the US NASDAQ market, where it has been listed since 1996.

With operational headquarters in Plymouth, Michigan and Hamburg, Germany, Rofin-Sinar Technologies, Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Singapore and Japan, Rofin-Sinar is one of the world's leading developers and manufacturers of industrial lasers and currently has more than 14,000 laser units installed worldwide and serves more than 2,500 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclically, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements. These forward looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.